Exhibit 99.1

TTM Technologies, Inc. Appoints Two New Independent Directors

Thomas Edman and John Mayer to Retire from the Board in May 2026

Santa Ana, CA – February 2, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies, and technologically advanced interconnect solutions, including printed circuit boards (“PCB”) and substrates, today announced that, after long and distinguished careers with TTM, Thomas Edman, the Company’s former President and Chief Executive Officer and a current Class I member of the Board of Directors (the “Board”), and John Mayer, a current Class III member of the Board, will retire from the Board effective as of May 7, 2026, immediately following the Company’s 2026 annual meeting of stockholders.

In addition, the Company announced that Daniel G. Korte has been appointed by the unanimous vote of the remaining members of the Board to serve as a Class I director on the Board, effective as of May 7, 2026, to fill the Class I director vacancy that will be created by Mr. Edman’s retirement, with a term expiring at the Company’s 2028 annual meeting of stockholders.

The Company also announced that Ryan D. McCarthy, the 24th Secretary of the Army, has been appointed by the unanimous vote of the remaining members of the Board to serve as a Class III director on the Board, also effective as of May 7, 2026, with a term expiring at the Company’s 2027 annual meeting of stockholders. Mr. McCarthy will succeed outgoing Class III director John G. Mayer, who is required to retire at the Company’s 2026 annual meeting of stockholders pursuant to the TTM Corporate Governance Guidelines that prescribe a mandatory retirement for directors at the age of 75.

“On behalf of the Board and the entire TTM family, we are very appreciative of the exceptional service of Tom Edman and John Mayer over the years. I want to thank Tom for his visionary leadership and tireless commitment, and for leaving a distinguished legacy that will continue to shape TTM for years to come,” said Rex Geveden, Chair of the TTM Board of Directors. “In regard to John Mayer, TTM has benefitted immeasurably from his leadership as a Board member and his many other contributions to the success of TTM, especially as it relates to his extensive expertise in PCB manufacturing in the United States.”

Mr. Geveden continued, “We are excited to welcome Dan and Ryan to our Board. We anticipate that Dan’s prior leadership roles and Chief Executive experience will bolster the Board’s capabilities and Ryan’s experience as the former Secretary of the Army will help us continue our growth trajectory serving the Aerospace and Defense market.”

Dr. Edwin Roks, TTM’s President and CEO added, “I would like to extend congratulations and gratitude to Tom Edman for his remarkable 22 years of board leadership, including over a decade as CEO. His dedication shaped the company we are today. I would also like to thank John Mayer for 26 years of invaluable service. As we welcome two dynamic new board members in Dan and Ryan, I am energized to lead TTM into the future—driving growth, innovation, and technological advancement.”

Biographical Information: Daniel G. Korte

Mr. Korte is a seasoned aerospace and defense executive with demonstrated expertise in identifying and capitalizing on global market opportunities that drive revenue and profitable growth. Mr. Korte joined the board of directors of Ducommun Incorporated (NYSE: DCO) in November 2024 and serves on its Corporate Governance & Nominating Committee. In addition, he has served since 2017 on the board of directors of Woodward, Inc. (NASDAQ: WWD), where he chairs the Human Capital & Compensation Committee.

Most recently, Mr. Korte served as Global Vice President of Aerospace at PPG Industries Inc. (“PPG”), a position he occupied for five years until his retirement in 2023. Under his leadership, the division saw double-digit revenue growth and increased profitability by driving sales and operational efficiencies. Prior to joining PPG, he served as Chief Executive Officer of LMI Aerospace between 2014 and 2017, where he oversaw the Company’s eventual sale to the Sonaca Group and was the President of the Rolls-Royce Defense Group. From 1985 through 2009, Mr. Korte held various leadership positions at The Boeing Company in supply chain, program management and general management.

Biographical Information: Ryan D. McCarthy

Mr. McCarthy is a seasoned aerospace and defense executive and former U.S. Army Ranger who served as the 24th United States Secretary of the Army from 2019 to 2021 following his nomination by President Donald J. Trump and confirmation by unanimous consent of the U.S. Senate. Mr. McCarthy joined the board of directors of CACI International, Inc. (NYSE: CACI) in 2021 and serves on its Audit and Risk Committee and its Corporate Governance and Nominating Committee. He is also a board member of the Virginia Polytechnic Institute and State University.

Mr. McCarthy has served as an Operating Partner at Capitol Meridian Partners, a private equity firm specializing in aerospace, defense and government services investments. From 2011 to 2017, Mr. McCarthy worked for Lockheed Martin Corporation in sequential vice president roles responsible for the sustainment, customer solutions and program integration of the F-35 Joint Strike Fighter program. Prior to his time at Lockheed Martin Corporation, Mr. McCarthy served as Special Assistant to the Secretary of Defense, Dr. Robert M. Gates, under two different administrations.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, RF components, RF microwave/microelectronic assemblies, and technologically advanced interconnect solutions, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

Contact:

Sean K.F. Hannan,

Vice President, Investor Relations

TTM Technologies, Inc.

sean.hannan@ttmtech.com

+1 339 466 7737

Winnie Ng

Vice President, Corporate Marketing

TTM Technologies, Inc.

+852 2660 4287 / +1 714 327 3000

winnie.ng@ttm.com